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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                        UNIVERSAL TANNING VENTURES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   913856 10 0
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                                 (CUSIP Number)


                                  May 13, 2003
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]  Rule 13d-1(b)
         [_]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

                               Page 1 of 5 pages

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-------------------------------                  -------------------------------
CUSIP No. 913856 10 0                 13G                Page 2 of 5 Pages
-------------------------------                  -------------------------------

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    1    NAMES OF REPORTING PERSONS                              Patrick Abraham
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS             Not Applicable
         (ENTITIES ONLY)
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    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

               (a) [_]

               (b) [_]

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    3    SEC USE ONLY


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    4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

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                        5   SOLE VOTING POWER

                               750,000
                      ----------------------------------------------------------
      NUMBER OF         6   SHARED VOTING POWER
        SHARES
     BENEFICIALLY              0
       OWNED BY       ----------------------------------------------------------
         EACH           7   SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                 750,000
         WITH         ----------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                               0

--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              750,000

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    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              10.0%

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    12   TYPE OF REPORTING PERSON*

              IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a).     Name of Issuer

               Universal Tanning Ventures, Inc.
             -------------------------------------------------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

               600 East Altamonte Drive, Unit 1050, Altamonte Springs,
               Florida 32701
             -------------------------------------------------------------------

Item 2(a).     Name of Person Filing:

               Patrick Abraham

             -------------------------------------------------------------------

Item 2(b).     Address of Principal Business Office or, if None, Residence:

             -------------------------------------------------------------------

Item 2(c).     Citizenship:

               United States

             -------------------------------------------------------------------

Item 2(d).     Title of Class of Securities:

               Common Stock

             -------------------------------------------------------------------

Item 2(e).     CUSIP Number:

               913856 10 0

               -----------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)  [_]  Broker or dealer registered under Section 15 of the
                         Exchange Act.

               (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

               (d)  [_]  Investment company registered under Section 8  of the
                         Investment Company Act.

               (e)  [_]  An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

               (f)  [_]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [_]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  [_]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                 Not Applicable

Item 4.        Ownership.

                        Provide the following information regarding the
               aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                    (a)   Amount beneficially owned:

                            750,000
                        --------------------------------------------------------

                    (b)   Percent of class:

                            10.0%
                        --------------------------------------------------------

                    (c)   Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote   750,000
                                                                  --------------

                    (ii)  Shared power to vote or to direct the vote   0
                                                                    ------------

                    (iii) Sole power to dispose or to direct the disposition of

                            750,000
                        --------------------------------------------------------

                    (iv)  Shared power to dispose or to direct the disposition of  0
                            ----------------------------------------------------

                          Instruction: For computations regarding securities
                                       which represent a right to acquire an
                                       underlying security see Rule 13d-3(d)(1).




Item 5.        Ownership of Five Percent or Less of a Class.

                        If this statement is being filed to report the fact that
               as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

                        Instruction. Dissolution of a group requires a response
               to this item.

                               Page 3 of 5 pages

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Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                        Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                        Not Applicable

Item 9.        Notice of Dissolution of Group.

                        Not Applicable

Item 10.       Certifications.

                           By signing below, the undersigned certifies that, to
               the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 4 of 5 pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     May 13, 2003
                                    --------------------------------------------
                                                       (Date)


                                    Patrick Abraham

                                    By:          /S/Patrick Abraham
                                    --------------------------------------------
                                                     (Signature)


                                                   Patrick Abraham
                                    --------------------------------------------
                                                     (Name/Title)




                               Page 5 of 5 pages